Exhibit 2.4

CERTIFICATE OF CONVERSION

OF

FORBES ENERGY SERVICES LTD.

August 12, 2011

Pursuant to the provisions of Section 10.154 of the Texas Business Organizations Code (the “TBOC”), the undersigned hereby adopts the following Certificate of Conversion for the purpose of effecting a conversion in accordance with the TBOC and certifies as follows:

ARTICLE I

A Plan of Conversion (the “Plan”) was adopted in accordance with the provisions of the TBOC providing for the conversion (the “Conversion”) of Forbes Energy Services Ltd., an exempt company formed under the laws of Bermuda on April 9, 2008 (“Forbes Bermuda”) into Forbes Energy Services Ltd., a corporation formed under the laws of the State of Texas (“Forbes Texas”).

ARTICLE II

An executed copy of the Plan is on file at Forbes Bermuda’s principal place of business, 3000 South Business Highway 281, Alice, Texas 77382 and following the Conversion will be on file at the principal place of Forbes Texas, 3000 South Business Highway 281, Alice, Texas 77382. Prior to the Conversion, a copy of the Plan will be furnished by Forbes Bermuda upon written request and without cost to any shareholder of Forbes Bermuda. Subsequent to the Conversion, a copy of the Plan will be furnished by Forbes Texas upon written request and without cost to any shareholder of Forbes Bermuda or any shareholder of Forbes Texas.

ARTICLE III

The Plan has been approved as required by the laws of Forbes Bermuda’s jurisdiction of formation and by its governing documents.

ARTICLE IV

Forbes Texas will be responsible for the payment of all fees and franchise taxes owed by Forbes Bermuda and will be obligated to pay such fees and franchise taxes if the same are not timely paid.

ARTICLE V

This Certificate of Conversion shall be effective as of 6:00 a.m., Central time, on August 12, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of the date first written above.

Forbes Energy Services Ltd., a Bermuda exempt company

By:	/s/ L. Melvin Cooper
Name: L. Melvin Cooper
Title: Executive Vice President, Chief Financial
Officer and Assistant Secretary